United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

Commission File Number: 000-31074

NEVADABOBS COM INC. (Exact name of registrant as specified in its charter)

1 First Canadian Place
100 King Street West, Suite 7070
Toronto, Ontario   MX5 1E3
(416) 366-2221
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Shares, no par value (Title of each class of securities covered by this Form)
None es of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1) ☒	Rule 12h-3(b)(1)(i) ☐
Rule 12g-4(a)(2) ☐	Rule 12h-3(b)(1)(ii) ☐
Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934, NevadaBobs Com Inc.. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 26, 2011

By: /s/ Arnold Kondrat
Name: Arnold Kondrat
Title: Director